EXHIBIT 16.1

February 7, 2007

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We are the principal accountants for Viseon, Inc. and Subsidiaries through the date of issuance of our report on its financial statements as of and for the year ended June 30, 2006.  Additionally, under the date of September 14, 2006, we reported on the consolidated financial statements of Viseon, Inc. and Subsidiaries as of and for the years ended June 30, 2005 and 2004. On February 2, 2007, we notified the Audit Committee of Viseon, Inc.’s Board of Directors that we intended to resign our appointment as principal accountants, effective with the issuance of our report on the 2006 financial statements. We have read Viseon and Subsidiaries’ statements included under Item 4.01 of its Form 8-K dated February 7, 2007, and we agree with such statements, except that we are not in a position to agree or disagree with Viseon, Inc. and Subsidiaries’ statement that the appointment of Carver, Moquist and O’Connor, LLC was approved by the board of directors and audit committee, or the statements that the Registrant did not consult Carver, Moquist and O’Connor, LLC regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrant’s financial statements, or other information that Carver, Moquist and O’Connor, LLC  concluded was an important factor considered by Viseon, Inc. in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) with respect to any disagreement with or reportable event in connection with the performance of services by Virchow, Krause & Company, LLP.

Sincerely,

/s/ Virchow, Krause & Company, LLP